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QLT LOGO        887 Great Northern Way          t 604.707.7000
                Vancouver, BC Canada V5T 4T5    f 604.707.7001
                                                www.qltinc.com

NEWS RELEASE

             QLT APPOINTS CAMERON NELSON AS VICE PRESIDENT, FINANCE
                            & CHIEF FINANCIAL OFFICER


FOR IMMEDIATE RELEASE                                           AUGUST 10, 2005

VANCOUVER, CANADA -- Paul Hastings, President and Chief Executive Officer of QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today the appointment of Cameron Nelson as Vice President, Finance and Chief Financial Officer.

"Over the last five years, Cam has proven himself a very talented, strategic and dedicated member of our finance and executive teams," said Paul Hastings, President and CEO. "Cam's leadership in financial strategy and corporate governance and compliance has been exemplary and I'm very pleased that he has officially assumed the role of Chief Financial Officer."

Cam joined QLT in May 2000 as Associate Director, Financial Analysis and Planning and has made many contributions to QLT over the past five years. Based on his excellent performance in the role he was promoted to Director, Financial Analysis and Planning in January 2002 and continuing excellence warranted a further promotion to the position of Senior Director, Financial Reporting & Planning which he held until his recent promotion to Vice President, Finance. Cam holds a Master of Business Administration from Dartmouth College and a Bachelor of Commerce from the University of British Columbia.

ABOUT QLT INC.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions.

We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne(R) and Eligard(R).

For more information, visit our website at www.qltinc.com.

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QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne is a registered trademark of Novartis AG. Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."